Exhibit 10.1

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COMMERCIAL SUPPLY AND LICENSE AGREEMENT

This COMMERCIAL MANUFACTURING AND SUPPLY AGREEMENT (this “Agreement”), is entered into as of 9th day of October, 2013 (“Effective Date”) by and between, NuPathe Inc., a Delaware corporation with its principal place of business at 7 Great Valley Parkway, Malvern, PA 19355 USA (“NuPathe”) and LTS Lohmann Therapy Systems Corp, a corporation with its principal place of business at 21 Henderson Drive, West Caldwell, NJ 07006 (“LTS”). Each of NuPathe and LTS shall be a “Party,” and together shall be referred to as the “Parties.”

RECITALS

WHEREAS, LTS LOHMANN Therapie-Systeme AG, a company existing under the laws of Germany and having its head office at Lohmannstraße 2, D-56626 Andernach, Germany (“LTS AG”) and NuPathe previously cooperated on the development of Drug Product (as defined below) to be incorporated into the NuPathe Patch (as defined below);

WHEREAS, NuPathe has received FDA approval for the NuPathe Patch and desires to commercialize the NuPathe Patch; and

WHEREAS, LTS is in the business of, and possesses the knowledge, technology, expertise and capacity, for manufacturing commercial supplies of transdermal products, including, but not limited to the Drug Product; and

WHEREAS, NuPathe desires to contract with LTS for the Manufacture and supply of certain of NuPathe’s requirements of the Drug Product and to buy such Drug Product from LTS; and

WHEREAS, LTS is willing to supply such requirements in accordance with the terms and conditions hereinafter contained; and

WHEREAS, concurrently herewith LTS and NuPathe are entering into a Commercial Supply and License Agreement for the manufacture and supply of NuPathe’s requirements of the E-Patch, as defined below (the “E-Patch Supply Agreement”).

NOW THEREFORE, NuPathe and LTS, in consideration of the mutual agreements and covenants hereinafter contained and intending to be legally bound, do each hereby agree, as hereinafter set forth:

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AGREEM ENT

ARTICLE 1

DEFFINITIONS

As used herein, the following terms will have the meanings set forth below:

1.1                               “Active Pharmaceutical Ingredient” or “API” means sumatriptan succinate meeting the specifications as set forth in Exhibit A.

1.2                               “Affiliate”, used in relation to a Party, shall mean any entity which controls, is controlled by, or is under common control with a Party. For purposes of this definition, a Party shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting equity of such entity or if it has management control of the other entity. For purposes of this definition, a Party shall be deemed to have management control if such Party has the power to appoint more than half the members of the supervisory board, board of directors or boards legally representing the undertaking.

1.3                               “API Drug Product” shall have the meaning set forth in Section 1.14.

1.4                               “API Units” shall have the meaning set forth in Section 1.5.

1.5                               “API Waste Ratio” shall mean the quotient of (a) the quantity of API set forth in the Specifications to be contained in the actual number of units of API Drug Product (“API Units”) shipped to NuPathe, plus the API Units required for testing and/or stability thereof, divided by (b) the total amount of API consumed during the Manufacture of such API Units.

1.6                               “Batch” shall mean a specific quantity of Drug Product comprising a number of Units to be mutually agreed upon between NuPathe and LTS, subject to review and amendment by the Parties after validation and again after five (5) commercial batches, that (a) is intended to have uniform character and quality within specified limits, and (b) is Manufactured according to a single production order during the same cycle of production.

1.7                               “Calendar Quarter” shall mean the calendar quarters of the year ending March 31, June 30, September 30 and December 31.

1.8                               “Certificate of Analysis” shall mean a certificate issued by LTS in relation to each Batch which states the Specifications and indicates the final release test results.

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1.9                               “Commercial Equipment” shall mean all machinery and equipment necessary for the Manufacture of commercial supplies of the Drug Product as set forth in Exhibit B.

1.10                        “Commercially Reasonable Efforts” shall mean those efforts employed by the Parties, equivalent to that level of attention and care that they devote to their other businesses and products of similar commercial potential and at a similar stage of progress of development or life of such product.

1.11                        “Cure” when applied to a Failure Event shall mean that the cause or causes of such Failure Event have been corrected by LTS to NuPathe’s reasonable satisfaction or that LTS has demonstrated to NuPathe’s reasonable satisfaction that LTS has adequately investigated such cause or causes and has implemented a plan of corrective action to prevent the re-occurrence of the same or similar Failure Event to ensure LTS’ continuing ability to fulfill its obligations under this Agreement.

1.12                        “Current GMP” or “cGMP” means then current Good Manufacturing Practices promulgated by the United States Food & Drug Administration (FDA) and its counterpart governmental agencies in the Territory outside the United States, in the form of laws, regulations or guidance documents, including those practices and standards set forth in Current Good Manufacturing Practice Regulations of the US Code of Federal Regulations Title 21 (21 CFR §§210 and 211) in relation to the production of pharmaceutical products and those practices and standards provided for (as amended from time to time) in the European Community Directive 91/356/EEC, as interpreted by the ICH Harmonized Tripartite Guideline, and any arrangements, additions or clarifications agreed to from time to time between the Parties which are applicable to the Drug Product.

1.13                        “Defect” or “Defective” when applied to Drug Product shall mean any Drug Product which (i) does not meet the Specifications, (ii) is not Manufactured in accordance with Regulatory Requirements or (iii) is not Manufactured in accordance with the Quality Agreement where such failure to comply with the Quality Agreement could result in non-conformance with the Specifications and in all three cases above is not the result of (a) a delay or defect in the API supplied by NuPathe or (b) the Drug Product, after delivered by LTS,  not being stored in accordance with the Specifications for the Drug Product or the approved product labeling for the NuPathe Patch.

1.14                        “Drug Product” shall mean (1) the drug product reservoir card containing the API as described in the Specifications (the “API Drug Product”) and (2) the reservoir card without any API as described in the Specifications (the “Non-API Drug Product”).

1.15                        “E-Card” shall mean the portion of the NuPathe Patch necessary for its iontophoretic operation.

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1.16                        “E-Patch” shall mean the resulting patch product of E-Card laminated with over-tape and foam.

1.17                        “Encumbrance” shall mean any lien; pledge; hypothecation; mortgage; security interest; escrow; charge; equity interest; option; right of first refusal; preemptive right; obligation; undertaking; license; claim; demand; community property right or interest; joint management, control, or disposition right or interest; or any other restriction, condition or encumbrance of any kind, including any restriction on use, transfer, receipt of income, or exercise of any other attribute of ownership or possession.

1.18                        “Facility” means LTS’ cGMP manufacturing facility for the Drug Product located at West Caldwell, New Jersey, USA. In the event the Parties qualify a second source for the Drug Product pursuant to Section 2.8 (a) below, then the term “Facility” shall also mean LTS AG’s cGMP manufacturing facility in Andernach, Germany or such other facility agreed to by NuPathe in writing for such second source.

1.19                        “FCA” shall have the meaning as such term is defined in the ICC Incoterms 2010, International Rules for the Interpretation of Trade Terms.

1.20                        “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.21                        “Improvement Costs” shall have the meaning set forth in Section 2.14.

1.22                        “Infringement” shall have the meaning set forth in Section 6.4(a).

1.23                        “Infringement Action” shall have the meaning set forth in Section 6.4(a).

1.24                        “Initiation of Manufacture” shall mean (1) with respect to API Drug Product, the date that the API is added to the mass preparation as documented by LTS in its Batch records and (2) with respect to Non-API Drug Product, the date that the [**] is added to the mass preparation as documented by LTS in its Batch records.

1.25                        “Intellectual Property” shall have the meaning set forth in Section 6.1.

1.26                        “Joint Inventions” has the meaning set forth in Section 6.2(c).

1.27                        “Joint Patents” shall mean Patents claiming Joint Inventions.

1.28                        “LTS Intellectual Property” means all right, title and interest in and to all proprietary information of LTS, LTS AG and their respective affiliates including, without limitation, LTS Patents and trademarks related thereto, LTS Know-How and LTS’ interest in Joint Inventions.

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1.29                        “LTS Inventions” shall have the meaning set forth in Section 6.2(a).

1.30                        “LTS Know How” means proprietary information of LTS, LTS AG and their respective affiliates regarding the general development and manufacture of TTS and related technologies, including any engineering and equipment technologies.

1.31                        “LTS Patents” means any Patent owned or controlled by LTS, LTS AG and their respective affiliates covering general development and manufacture of TTS and related technologies.

1.32                        “Manufacture” or “Manufacturing” shall mean all steps, processes and activities to produce the Drug Product, including, without limitation, the manufacturing, filling, processing, testing, engineering, storing, quality control, quality assurance, disposing, handling and supply of the Drug Product to NuPathe or its sublicensees in accordance with the terms and conditions hereof.

1.33                        “Marketing Approval” means all approvals, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, including, without limitation, the FDA, necessary for the Manufacturing, use, storage, import, transport and sale of Drug Product in a particular country.

1.34                        “Minimum Annual Requirement” means [**] Units for calendar year [**], [**] Units for calendar year [**] and [**] Units for each calendar year thereafter.  Notwithstanding the foregoing minimum annual requirements, Purchase Orders must be placed in full Batch amounts and may not be less than one Batch.

1.35                        “Non-API Drug Product” shall have the meaning set forth in Section 1.14.

1.36                        “NuPathe Intellectual Property” means all right, title and interest in and to all proprietary information of NuPathe, including, without limitation, trademarks and Patents related thereto, NuPathe Know-How and NuPathe’s interest in Joint Inventions.

1.37                        “NuPathe Inventions” shall have the meaning set forth in Section 6.2(b).

1.38                        “NuPathe Know How” means proprietary information of NuPathe concerning iontophoresis, the Drug Product, the E-Card, the E-Patch, the NuPathe Patch and the API, including, without limitation, design, specifications, engineering, drug formulation and technology related thereto.

1.39                        “NuPathe Patch” means the E-Patch combined with the Drug Product.

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1.40                        “Patents” shall mean current and future:  patents and patent applications, utility models and utility model applications which are owned, possessed or controlled by a Party and which are necessary or used for the Manufacture, sale, distribution and/or use of the Drug Product or the NuPathe Patch, including all continuations, continuations-in-part, reissuances and extensions and all foreign counterparts thereof owned, possessed or controlled by a Party.

1.41                        “Product Regulatory Information”  means any and all information in the possession of LTS relating to the Manufacture of the Drug Product, as reasonably necessary for NuPathe’s, its Affiliates’ and sublicensees’ efforts to file for, obtain or maintain Marketing Approvals for the Drug Product in any regulatory jurisdiction, including without limitation (a) such information as is required for the Chemistry, Manufacturing and Controls (CMC) section of an Investigational New Drug application (IND),  New Drug Application (NDA) or Marketing Authorization Application (MAA) for the NuPathe Patch, (b) all data regarding stability, storage conditions and shelf life of Drug Product, and (c) all data reasonably required to qualify a manufacturing facility for the Drug Product under Regulatory Requirements or demonstrate compliance with cGMP.

1.42                        “Quality Agreement” shall mean that certain Quality Agreement, dated October 21, 2011, between NuPathe and LTS (as such agreement may be amended, modified and/or replaced, from time to time, by the mutual written agreement of the Parties), which specifies the quality assurance procedures governing the Manufacture of the Drug Product.

1.43                        “Raw Materials” means the API and all other components and materials used in the Manufacture of the Drug Product.

1.44                        “Regulatory Requirements” means then current laws, regulations and other legal requirements applicable to the Manufacture of the Drug Product, including without limitation cGMP, FDA regulations, ICH guidelines, any applicable local laws and regulations in the place of Manufacture.

1.44                        “Specifications” shall mean the written properties for the Drug Product and for the Manufacture, quality and quality control of the Drug Product, and any and all additions and amendments to the same made by the written agreement of the Parties during the term of this Agreement. The Specifications as of the date of this Agreement are attached to and made a part of this Agreement as set forth in Exhibit C.

1.46                        “Supply Price” shall mean the price set forth in Exhibit D and as may be modified from time to time according to the terms and conditions of this Agreement.

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1.47                        “Technical Information” shall mean all current and future technical information, know-how, discoveries, inventions, processes, formulae and methods, whether or not patentable, which are necessary to or used in conjunction with the Manufacture of the Drug Product.

1.48                        “Territory” shall mean worldwide.

1.49                        “TTS” means transdermal therapeutic systems for delivering drugs through the skin.

1.50                        “Units” means the number of units of Drug Product. For purposes of clarity, each API Drug Product and Non-API Drug Product shall constitute a separate Unit (i.e., one API Drug Product and one Non-API Drug Product shall constitute two Units).

1.51                        “[**] Batch Measurement Period” shall have the meaning set forth in Section 2.11(a)(iv).

ARTICLE 2

SUPPLY OF PRODUCT

2.1                                           Commercial Supply.  Subject to the terms and conditions set forth herein, LTS shall supply all of NuPathe’s commercial requirements of Drug Product for sale in the Territory exclusively to NuPathe and its Affiliates and sublicensees, and except as specifically permitted in this Agreement, NuPathe agrees to obtain from LTS exclusively all of NuPathe’s requirements of the Drug Product for sale in the Territory and shall cause its Affiliates and sublicensees to obtain all their requirements of the Drug Product for sale in the Territory from LTS.

2.2                                           Initial Forecast.  NuPathe will provide LTS with an initial written forecast for Drug Product which will be required to be delivered at least one hundred and eighty (180) days prior to the month in which the first delivery of Drug Product by LTS is projected to occur (the “Initial Forecast”).  This Initial Forecast shall contain a good faith estimate of the quantity of Drug Product required to be delivered, on a monthly basis, for the first twelve (12) months following the date of the Initial Forecast. It is understood that only the first three (3) months of the Initial Forecast shall be binding and the subsequent Calendar Quarters in the Initial Forecast shall be non-binding for both Parties.

2.3                                           Rolling Forecast.  Each subsequent written forecast (each a “Rolling Forecast”) shall update the prior forecast, and will be provided by NuPathe ninety (90) days prior to the beginning of each Calendar Quarter in which Drug Product is required to be delivered. Each Rolling Forecast shall include a good faith estimate of requirements on a monthly basis for such Calendar Quarter and the subsequent three (3) Calendar Quarters,

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so that estimates for a rolling one (1) year period are always provided. The Parties agree that only the first three (3) months in each Rolling Forecast shall be binding; provided that, LTS may reject any portion of the binding forecast which represents an one hundred and fifty percent (150%) increase over the forecast for such three months contained in the immediately preceding Rolling Forecast or to the extent such portion of the binding forecast results in an annual capacity of greater than [**] million Units of Drug Product (the “Rejected Amount”) by delivering written notice of such rejection to NuPathe no later than ten (10) days after receipt of such Rolling Forecast (“Rejection Notice”).  In the event, LTS timely delivers a Rejection Notice, the Rejected Amount shall be excluded from the binding part of the Rolling Forecast.

2.4                               Purchase Orders.  NuPathe shall place orders (each a “Purchase Order”) for quantities of Drug Product in full Batch amounts, on a monthly basis, at least ninety (90) days before the month in which delivery of such Drug Product is requested (the “Delivery Month”). Each order shall specify the requested delivery date(s) within the Delivery Month, the shipping destination(s), the carrier and any shipping instructions

2.5                                           Acceptance.  Subject to Sections 2.3, 2.10(a) and 2.10(e) of this Agreement, LTS shall be obligated to accept during any month Purchase Orders as provided herein, which conform to NuPathe’s estimated purchases for such month as set forth in the binding part of the Initial and/or Rolling Forecast.  In addition, LTS will use Commercially Reasonable Efforts to accept all Drug Product ordered in addition to the binding portion of the Rolling Forecast (“Excess Orders”), but failure to do so shall not be a breach of this Agreement.  LTS shall confirm each Purchase Order in writing within five (5) working days of receipt.  NuPathe shall not assume a Purchase Order is accepted until confirmed by LTS.  After confirmation of a Purchase Order by LTS, such Purchase Order shall be deemed a “Firm Order,” and the delivery date specified in such Purchase Order shall be, the “Scheduled Delivery Date”.

2.6                               Order Cancellation.  Subject to the reimbursement set forth in Section 2.11(b)(ii) below, it is understood and agreed that NuPathe may cancel an outstanding Firm Order by so notifying LTS in writing, provided LTS receives such notification at least forty-five (45) days prior to the Scheduled Delivery Date , and provided further that, except in cases where NuPathe has exercised its Back-Up Rights pursuant to Section 2.8 below or because LTS cannot fulfill NuPathe’s Purchase Order,  no more than one Firm Order shall be canceled by NuPathe during a consecutive twelve (12) month period unless otherwise mutually agreed in writing.

2.7                               Anticipated Failure to Supply.  In the event that LTS, at any time during the term of this Agreement shall have reason to believe that it will be unable to supply NuPathe with at least [**]% of the quantity of Drug Product forecasted to be ordered or actually ordered by NuPathe in a timely manner and in conformity with the warranties set

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forth in Section 8.2 (an “Anticipated Failure to Supply”), LTS shall promptly notify NuPathe thereof.  Compliance by LTS with this Section 2.7 shall not relieve LTS of any of its obligations under this Agreement.

2.8.                            Back-up Supply.

(a)          Alternative LTS Facility.  Upon NuPathe’s request, LTS shall provide a detailed budget and timeline for qualification of LTS AG’s manufacturing site in Andernach, Germany.  At the request of NuPathe, LTS shall use its Commercially Reasonable Efforts to qualify such Facility as a second source of supply for the Drug Product, provided that NuPathe reimburses LTS for all costs associated with establishing such Facility as a second source which costs shall be set forth in a detailed budget to be agreed upon by the Parties.

(b)          Back-Up Supplier.  The occurrence of the any of the events set forth in subsections (i) - (v) below, Section 3.4(b)(iv) or (v), Section 4.9 (b) or Section 10.3 shall each be considered a “Failure Event”; provided, however, that, with respect to the occurrence of an event set forth in subsections (i) through (iv) below, LTS shall have a period of the greater of [**] months or [**] consecutive Purchase Orders following written notice from NuPathe of such Failure Event (the “Cure Period”) to Cure the Failure Event.  If LTS is unable to Cure the Failure Event within the Cure Period (to the extent applicable) and NuPathe, in its sole discretion, does not agree to any additional Cure Period, in addition to any other rights and remedies available to NuPathe under this Agreement, at law or in equity, NuPathe’s obligation to purchase Drug Product under this Agreement shall become non-exclusive and NuPathe shall have the right to have the Drug Product manufactured by a third party of NuPathe’s choosing (the “Back-Up Supplier”).  In the event that NuPathe exercises such rights (the “Back-Up Rights”), the amount of Drug Product that NuPathe is obligated to obtain from LTS pursuant to this Agreement shall be reduced by the greater of [**]% or any LTS shortfall resulting from the Failure Event. Notwithstanding the foregoing, the occurrence of three or more Failure Events set forth in subsection (i) — (v) below in any consecutive twelve month period shall automatically trigger NuPathe’s Back-Up Rights without regard to whether such Failure Event(s) are Cured within any applicable Cure Period.  The exercise of NuPathe’s Back-Up Rights shall not relieve LTS of its obligations under this Agreement.

(i)                                     Failure to Supply.  LTS fails to supply at least [**]% of the Drug Product specified in a Firm Order.

(ii)                                  Anticipated Failure to Supply.  LTS provides written notice to NuPathe of an Anticipated Failure to Supply.

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(iii)          Egregious Delivery Delay.  LTS fails to deliver Drug Product within thirty (30) days of its Scheduled Delivery Date under the terms set forth in Section 2.10(e) or delivers Drug Product having a residual shelf life of less than [**] months under the terms set forth in Section 2.10(g).

(iv)          Defective Drug Product.  Drug Product delivered by LTS contains Units of Defective Drug Product.

(v)           Continuing Force Majeure.  The occurrence of a force majeure event specified in Section 12.14  that does or could result in LTS not being able to fully perform its obligations under this Agreement for a period greater than [**] days.

Notwithstanding the foregoing, no Failure Event shall be deemed to have occurred if the occurrence of such event is attributable to (i) a delay or defect in the API supplied by NuPathe,  (ii) the Drug Product, after delivered by LTS, not being stored in accordance with the Specifications for the Drug Product or the approved product labeling for the NuPathe Patch or (iii) a delay by NuPathe in its final release,  provided, however, that such delay is not caused by LTS’ failure to perform or satisfy its obligations under this Agreement.

(c) Upon the exercise by NuPathe of its Back-Up Rights, in order to enable NuPathe to Manufacture or have Manufactured and commercialize the Drug Product, LTS shall, as soon as reasonably practicable, but in no event later than [**] days after NuPathe’s request, provide to NuPathe or its Back-up Supplier the Technical Information and , at a compensation amount to be agreed upon between the parties (based upon actual man-hours to be expended with regard to assistance)  such additional information and assistance as a cGMP manufacturer would reasonably require to Manufacture the Drug Product according to the Specifications.  In addition, under such circumstances and during the time NuPathe is exercising its Back-Up Rights, LTS hereby grants to NuPathe, a royalty-free license, including the right to sublicense under necessary LTS Technical Information and LTS Intellectual Property to use, import, sell, market and distribute, have imported, sold, marketed or distributed the Drug Product and/or NuPathe Patch in the Territory and to make or have made the Drug Product and/or the NuPathe Patch in the Territory.  Except as set forth in this section or elsewhere in this Agreement, LTS shall in no case be obliged to provide LTS Know How.  NuPathe and LTS will require that the Back-Up Supplier execute a written confidentiality agreement with NuPathe and LTS, in a form reasonably acceptable to both Parties and consistent with industry standards and the confidentiality requirements between NuPathe and LTS.

(d)               Alternate Third Party Facility.  Notwithstanding the foregoing, at any time that the number of Units of Drug Product set forth in a Rolling Forecast for a

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twelve month period is equal to or greater than [**] million, NuPathe shall, in its sole discretion, have the right to qualify an additional third party alternate supplier of its choosing in the manner set forth in Section 2.8(c) above; provided, however, that NuPathe shall not be permitted to utilize such third party to manufacture Drug Product during the term of this Agreement unless NuPathe has exercised its Back-Up Rights in accordance with the terms of this Section 2.8 or LTS has rejected all or any portion of a Purchase Order under Section 2.3 because a portion of the binding forecast results in annual capacity of greater than [**] million Units of Drug Product.

2.9          Conflicting Terms and Conditions.  The supply of Drug Product shall be solely in accordance with the terms and conditions of this Agreement. ANY TERMS OR CONDITIONS OF ANY PURCHASE ORDER OR ACKNOWLEDGMENT GIVEN OR RECEIVED WHICH ARE ADDITIONAL TO OR INCONSISTENT WITH THIS AGREEMENT SHALL HAVE NO EFFECT AND SUCH TERMS AND CONDITIONS ARE HEREBY EXCLUDED AND REJECTED BY EACH PARTY.

2.10        Shipment/Delivery.

(a)   Delivery Terms.  All Drug Product shall be delivered from the Facility FCA (INCOTERMS 2010) to a common carrier designated by NuPathe following final release of the Drug Product by NuPathe in accordance with the Quality Agreement. NuPathe shall designate a carrier and provide shipping instructions with each Purchase Order.  In the event that NuPathe fails to do so, such Purchase order may be rejected by LTS.

(b)   Packing.  Drug Product shall be shipped in accordance with the Quality Agreement or as otherwise agreed by the Parties in writing. Each such shipment shall be individually labeled with a description of its contents, including the manufacturer lot number, location of manufacture, quantity of Drug Product, and the date of Manufacture.  In the event NuPathe has any special freight, packaging or shipping instructions, it shall notify LTS in writing.  All costs associated with such instructions shall be borne by NuPathe.

(c)   Costs.  NuPathe shall bear all costs of freight, shipping and insurance as well as applicable taxes, including import, customs, excise and sales, goods, service and transfer taxes due in relation to the Drug Product and this Agreement except to the extent such taxes are based on income of LTS.

(d)   Export Laws.  The Parties shall mutually agree who is responsible for and shall obtain and maintain any and all export and import authorizations and licenses that may from time to time be required under applicable laws.

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(e)   Delivery Dates.  Subject to the terms and conditions of this Agreement, LTS shall deliver quantities of Drug Product on the Scheduled Delivery Dates. For purposes of this Agreement, delivery within ten (10) days before or after the Scheduled Delivery Date shall be deemed meeting such delivery date. In the event that LTS does not deliver a Firm Order within such ten (10) days of the Scheduled Delivery Date then NuPathe shall have the right to reduce its payment of the Supply Price for such Drug Product by [**]%. Notwithstanding the foregoing, delivery shall not be considered late if the occurrence of such delay, in either case,  is attributable to (i) a delay or defect in the API supplied by NuPathe or (ii) a delay by NuPathe in its final release, provided that such delay is not caused by LTS’ failure to perform or satisfy its obligations under this Agreement.

(f)    Correct Quantities. In the event LTS delivers at least 90% of a Firm Order and not more than 110%, LTS shall be deemed to have delivered the ordered quantities of Drug Product.  It is understood that NuPathe shall however only pay for the Drug Product it actually receives.

(g)   Shelf Life.  Initiation of Manufacture will not occur until there is a Firm Order.  Upon delivery of the Drug Product, the Drug Product’s residual shelf life shall not be less than [**] months.  For purposes of this Section 2.10(g), the Parties agree that the shelf life of the Drug Product shall begin on the date of Initiation of Manufacture.  If LTS has delivered Drug Product with residual shelf life of less than [**] months,  the Parties shall discuss in good faith ways to minimize the potential loss to both Parties, including but not limited to, determining if NuPathe could sell the NuPathe Patch with the lower residual shelf life of the Drug Product and an appropriate discount to the Supply Price; provided, however, that if agreement cannot be reached on terms acceptable to NuPathe in its reasonable discretion, NuPathe shall not be obligated to accept such Drug Product and, in addition to any other rights or remedies available to NuPathe hereunder, LTS shall replace such Drug Product as soon as is reasonably possible and shall bear the disposal and shipping costs of such rejected Drug Product.  Notwithstanding the foregoing, any reduction of the shelf life caused by (i) a force majeure as defined in Section 12.14, (ii) a delay or defect in the API supplied by NuPathe, (iii) a delay by NuPathe in its final release of the Drug Product, provided that such delay is not caused by LTS’ failure to perform or satisfy its obligations under this Agreement, (iv) the unavailability of temperature-controlled containers for shipment to be supplied by NuPathe or (v) an OOS or action by a regulatory agency not caused by the actions or inactions of LTS, shall not be considered a violation of LTS’s delivery obligations under this Section 2.10(g).  For purposes of this

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Section 2.10(g) only, “OOS” shall mean Drug Product that does not meet the Specifications due to an action or inaction of LTS.

2.11        Supply of Drug Product Components

(a) API

(i)            NuPathe Supply.  NuPathe shall provide such quantities and quality of API as reasonably needed for Manufacture of the Drug Product in a timely manner and in amounts consistent with the then current Initial Forecast or Rolling Forecast or Excess Orders, if placed, free of charge (DDP Incoterms 2000). Within thirty (30) days after receipt of NuPathe’s Initial Forecast or any Rolling Forecast, or Excess Orders, if placed,  LTS shall notify NuPathe in writing of the quantities of API it will require to fulfill its supply obligations hereunder. LTS shall be responsible for conducting only identity testing of the API. LTS shall use all quantities of API provided hereunder for the sole purpose of Manufacturing Drug Product ordered by NuPathe hereunder.

(ii)           Audit by LTS.  NuPathe shall enable authorized representative of LTS or its Affiliates upon written reasonable advance notice to NuPathe to inspect at reasonable times the process of Manufacture and storage of the API, under such conditions as NuPathe or any suppliers of API may reasonably require in order to protect the confidentiality of their and their other customer’s proprietary and confidential information.

(iii)          Certificates of Analysis.  NuPathe or its approved vendor of API shall provide appropriate certificates of analysis to LTS for each shipment of API delivered hereunder.

(iv)          Wastage.  After successful qualification and validation, a target API Waste Ratio shall be agreed upon by the Parties in writing prior to the commencement of commercial Manufacturing.  In connection with the annual review of the Supply Price pursuant to Section 3.2, the target API Waste Ratio shall be reviewed and, if appropriate, adjusted in a manner mutually agreed to by the Parties, provided that the target API Waste Ratio shall only be adjusted if greater than [**] Batches have been produced.  LTS shall use Commercially Reasonable Efforts to minimize the wastage of API.  In the event the average actual API Waste Ratio calculated over a period of the first [**] Batches Manufactured and released to NuPathe (the “First [**] Batch Measurement Period”) fails to meet the target API Waste Ratio by more than [**]% (i.e. less than [**]% of the target API Waste Ratio)

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or any subsequent six Batches Manufactured and released to NuPathe (each a “[**] Batch Measurement Period”) fails to meet the target API Waste Ratio by more than [**]% (in each case, the “Guaranteed Waste Ratio”), LTS shall credit NuPathe for the cost of API coinciding to the amount of API lost in excess of the target API Waste Ratio.  For the avoidance of doubt, in the event LTS fails to meet the Guaranteed Waste Ratio for any one individual Batch of Drug Product during any [**] Batch Measurement Period, including the First [**] Batch Measurement Period, but the API Waste Ratio for such [**] Batch Measurement Period does not fail to meet the Guaranteed Waste Ratio for the such [**] Batch Measurement Period, then LTS shall not be obligated to make any remittance to NuPathe with respect to such Batch.

Notwithstanding the foregoing, if the Batch size shall change, then a new target API Waste Ratio will need to be agreed to by the parties and no amounts will be due under this provision until such new API Waste Ratio is agreed upon.

LTS’s obligation under this Section to credit the cost of API is limited to the lesser of (i) NuPathe’s actual out-of-pocket cost of API, which cost will be evidenced by invoices provided by NuPathe’s supplier of the API or (ii) $[**] per kilogram for the API.  In addition, LTS shall have no obligation under this Section to credit the cost of the API if the cause of exceeding the API Waste Ratio is due to defective API provided by NuPathe.

In the event that the average API Waste Ratio fails to meet the Guaranteed Waste Ratio in [**] consecutive [**] Batch Measurement Periods, the Parties shall initiate an investigation in order to identify the cause for this failure and based on the results of the investigation, the Parties shall discuss in good faith possible actions, including a possible amendment to the Guaranteed Waste Ratio.

(v)           Consignment.  NuPathe shall retain all right, title and interest in the API provided hereunder. The API shall be (i) clearly marked as property of NuPathe, (ii) stored at the Facility under conditions in accordance with the Quality Agreement, the API Specifications and all Regulatory Requirements so as to protect it from loss or damage, (iii) kept free of any Encumbrances, and (iv) subject to inspection by NuPathe at any time during LTS’ business hours upon reasonable notice to LTS.  LTS shall maintain an accurate inventory of the API and once per quarter, shall provide NuPathe with a written report of

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the quantity of API in its possession.  NuPathe shall keep the API adequately insured during storage at LTS; provided, however, that LTS shall be responsible for any loss or damage to API arising from its gross negligence or breach of this Section 2.11 (a)(v). Upon termination or expiration of this Agreement (or an earlier request of NuPathe), LTS will promptly deliver to NuPathe or NuPathe’s designee all quantities of API located at the Facility.

(b)   Raw Materials

(i)            LTS Supply.  All Raw Materials, other than the API, to be used in the Manufacture of the Drug Product shall be purchased by LTS at its own expense. LTS shall be responsible for testing and releasing all such Raw Materials in accordance with the Specifications, the Quality Agreement and all Regulatory Requirements. LTS is authorized to procure appropriate quantities of Raw Materials in order to be able to supply the Drug Product as forecasted in the most current nine (9) month period in the Rolling Forecast plus any amounts necessary for Excess Orders accepted by LTS.

(ii)           Reimbursement.  In the event LTS orders or purchases Raw Materials in accordance with the terms of this Agreement, and has paid or has incurred a non-cancelable commitment to pay for such Raw Materials, and NuPathe (A) cancels Firm Orders pursuant to Section 2.6 (“Canceled Orders”);  (B) reduces the forecasted quantities subject to the terms of this Agreement; or (C) does not place orders in the amounts forecasted in such nine (9) month forecast, then such Raw Materials and any works in progress related to Canceled Orders only (“COWIP”),  may, in a manner to be reasonably agreed between LTS and NuPathe, be kept in storage by LTS for future production of the Drug Product hereunder, provided that NuPathe shall reimburse LTS for costs and expenses associated with such storage.  In the event such storage is not practicable or such Raw Materials or COWIP become obsolete or unusable, upon the written request of LTS, NuPathe shall reimburse LTS for all documented out-of-pocket costs and expenses incurred by LTS for such Raw Materials and COWIP which cannot be used by LTS for Manufacturing Drug Product or in connection with the manufacture of products for its other clients or which cannot be sold or returned. NuPathe may then, at its option and upon prior written notice to LTS, take ownership of such Raw Materials and COWIP and any costs and expenses for transport shall be borne by NuPathe. If NuPathe does not exercise such option within thirty (30) days of receiving written notice from LTS, LTS will destroy such Raw

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Materials and COWIP and NuPathe shall pay any reasonable costs and expenses for destroying such Raw Materials and COWIP.  Any COWIP shall be reimbursed by NuPathe based on full costs and expenses used for such works in progress.

(c)          Safety Stock.  If requested by NuPathe in writing, LTS and NuPathe shall discuss whether LTS shall procure and maintain an additional quantity of Raw Materials as safety stock for its production of Drug Product hereunder (“Safety Stock”) subject to LTS’ available storage capacity.  Terms and conditions in connection with any procurement and maintenance of Safety Stock shall be agreed to by the parties at the time of any such decision to procure Safety Stock.

2.12      Defective Drug Product

(a)         Rejection of Defective Drug Product. NuPathe may reject Defective Drug Product delivered by LTS by delivering to LTS written notice of rejection, specifying the nature of the Defect and the Drug Product lot number, within thirty (30) days after receipt of the applicable shipment, or in the case of Defects that are not readily discoverable as a result of NuPathe’s final release procedures, within thirty (30) days after discovery of such Defect.  To the extent applicable, the rejection notice shall also contain evidence that the Drug Product was handled and stored by NuPathe and third parties under authority of NuPathe in accordance with the Specifications for the Drug Product or the product labeling for the NuPathe Patch.

(b)         Remedies. In the event LTS delivers Defective Drug Product, in addition to any other rights or remedies available to NuPathe hereunder, LTS shall replace such Defective Drug Product at LTS’ own cost and risk, including disposal costs and shipping costs , as soon as is reasonably possible after receipt of notification of the Defect. In addition, LTS shall give NuPathe a credit for the actual cost of the API for the Batch containing Defective Drug Product (the “API Credit”) which shall be applied to the next Purchase Order submitted by NuPathe, provided that NuPathe agrees to repay LTS for the API Credit over the next [**] Batches of Product.

(c)          Confirmation of Cause of Defects. LTS shall have the right to examine any Drug Product rejected by NuPathe, provided such examination shall not delay the shipping of replacement Drug Product. In the case LTS disagrees that the rejected Drug Product is Defective, the claim may be submitted for tests and a decision by a mutually agreed upon, independent and reputable third party laboratory in the United States, which appointment shall not be unreasonably withheld or delayed by either Party. In making its determination, such laboratory shall take into consideration any evidence provided by LTS that the

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Drug Product complied with the Specifications at the time of shipment and was Manufactured in accordance with Regulatory Requirements and the Quality Agreement, and, to the extent applicable, any evidence provided by NuPathe that the Drug Product was handled and stored by NuPathe and third parties under authority of NuPathe in accordance with the Specifications for the Drug Product and the product labeling for the NuPathe Patch. The determination of such laboratory shall be binding upon the Parties. The Party against whom the determination is made shall be responsible for the costs of laboratory examination, as well as the costs of the replacements for the rejected Drug Product, at issue, including all disposal costs, shipping costs, and the cost of replacement API pursuant to and to the extent set forth in Section 2.12 (b) above.

2.13        Commercial Equipment

(a)   Transfer or Encumbrance.  During the term of this Agreement, LTS shall not permit, and shall take all necessary action to prevent, (i) the transfer, sale or other disposition of the Commercial Equipment, provided that LTS may transfer ownership of the the Commercial Equipment to LTS Lohmann Therapy Systems Partnership L.P. (“LTS Partnership”), provided further that LTS Partnership agrees in writing to be bound by the terms of this Section 2.13 and that such transfer shall not relieve LTS of its obligations or liability under this Agreement, or (ii) any Encumbrance on the Commercial Equipment.

(b)   Maintenance/Repair of Commercial Equipment.  LTS shall be responsible for and shall bear the cost of all routine and scheduled maintenance and repair for the Commercial Equipment to ensure that it is in working order and in a state of good repair. LTS will be responsible for maintaining records on maintenance or calibration performed on the Commercial Equipment in accordance with LTS’ maintenance documentation system, consistent with Regulatory Requirements.  NuPathe reserves the right to audit maintenance records and procedure at reasonable times and upon advance notice to LTS, during regular quality assurance audits or as necessary for cause.

(c)   Risk of Loss.  Risk of loss of and damage to Commercial Equipment shall be borne by LTS at all times while the Commercial Equipment is in LTS’ possession or control and LTS shall maintain adequate insurance on the Commercial Equipment in accordance with Section 10 of this Agreement.

(d)   Dedicated Use.  During the term of this Agreement, the Commercial Equipment shall be used only by LTS and only in connection with the manufacture of the Drug Product.  LTS shall keep reasonable records to

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account for the use of the Commercial Equipment and shall provide copies of such records to NuPathe upon NuPathe’s request.

2.14        Other Investments/ Costs.  Except as set forth in Section 2.8(a) or in the Equipment Funding Agreement between LTS AG and NuPathe dated June 1, 2010, NuPathe does not assume responsibility for capital investments and costs related to the expansion, preparation and maintenance of the Facility, including, without limitation, all capital investments and costs related to the construction, purchase, installation, modification, commissioning and validation of facilities, utilities, process equipment, air handling systems, computer systems, or peripheral equipment/furnishings required by the operation and maintenance of the Facility according to Regulatory Requirements (collectively “Improvement Costs”).  LTS represents, that in the Supply Price set forth in the attached Exhibit D such Improvement Costs as of the date thereof have been included.  In the event that there are changes to the Specifications or to Regulatory Requirements which directly affect the Manufacturing of the Drug Product or NuPathe requests that the Facility exceed Regulatory Requirements, then LTS and NuPathe shall discuss, in good faith, an adjustment of the Supply Price to reflect the increased costs that will be incurred by LTS in connection therewith.

ARTICLE 3

PRICE AND PAYMENT

3.1          Payment

(a)  Supply Price.  NuPathe shall pay LTS the Supply Price for Drug Product delivered by LTS in accordance with the terms of this Agreement.  All payments made for Drug Product Manufactured at the Facility in the U.S. hereunder shall be made in US dollars and for Drug Product Manufactured at the Facility in Germany in Euros by direct bank transfer to an account as designated in LTS’ invoice.

(b)   Invoicing. LTS shall submit an invoice to NuPathe upon shipment of the Drug Product ordered by NuPathe hereunder. All invoices shall be sent to the address specified in the Purchase Order, and each such invoice shall state the aggregate and unit Supply Price for Drug Product in a given shipment, minus applicable discounts and, plus any insurance, taxes or other costs incident to the purchase or shipment initially paid by LTS but to be borne by NuPathe pursuant to this Agreement.

(c)   Time of Payment.  Payments shall be made by NuPathe for all Drug Product received by NuPathe from LTS pursuant to a Purchase Order within thirty (30) days after the receipt of an invoice.  In the event NuPathe has rejected

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the Drug Product shipment in accordance with Section 2.12 prior to the time payment of the Supply Price is due and LTS is to deliver replacement Drug Product in accordance with Section 2.12 (b) , then payment shall not be due until Drug Product replacements therefore have been received.  In the event LTS reasonably disagrees in writing that the rejected Drug Product was Defective, then NuPathe shall pay 50 % of the Supply Price until an independent laboratory has determined whether such Drug Product was Defective in accordance with Section 2.12(c).  In case the laboratory determines that Drug Product was Defective, then such payment shall be immediately refunded to NuPathe or, at NuPathe’s discretion,  credited against future Purchase Orders.  In case the laboratory determines that Drug Product was not Defective, NuPathe shall immediately pay the remaining 50% of the Supply Price in accordance with this Section 3.1.

(d)   Interest.  Payments which are due to LTS and not made within the time period specifically provided for herein, shall bear interest after the due date at a per annum rate equal to the greater of the prime rate (as it may be set from time to time) set forth in the Wall Street Journal or four (4) percentage points.

3.2          Adjustments to the Supply Price.  The Parties shall review the Supply Price prior to the end of each anniversary of the Effective Date and shall negotiate in good faith an adjustment, upward or downward, to the Supply Price to take effect not less than ninety (90) days following such anniversary.  Any adjustment to the Supply Price shall be commensurate with actual changes to the costs relating to the Manufacture of the Drug Product and shall be substantiated by LTS to NuPathe in writing; provided however, that (i) the portion of the Supply Price attributable to the [**] shall [**] be increased or decreased annually to account for aggregate increases or decreases in the [**], which shall not include increases attributable to changes in use of [**] on a [**] basis due to waste,  and (ii) the portion of the Supply Price not attributable to [**] shall not be increased or decreased in an amount greater than the increase or decrease in the Producer Price Index (  http://www.bls.gov/ppi/), since the last adjustment to the Supply Price pursuant to this Section 3.2.  In the event a price increase requested by LTS is more than [**]% of the previously effective Supply Price, NuPathe shall have the right to have such documentation (including requisite documentation from prior year price increases) reviewed by an independent Certified Public Accountant (CPA), reasonably acceptable to LTS and acting in confidence and retained by NuPathe at NuPathe’s expense.  For purposes of clarity, the foregoing restrictions on Supply Price adjustments shall not apply to Supply Price adjustments agreed to the Parties in writing as a result of modifications to the Manufacturing process pursuant to Section 3.3 or otherwise.

3.3          Continuous Improvement Program.  LTS agrees to pursue a LEAN management process to seek ways of improving the Manufacturing process.  To that end, the Parties shall meet regularly to identify opportunities for cost reductions including,

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but not limited to, process and product enhancements, use of alternate Raw Materials, alternate sources of Raw Materials, ordering procedures, improved API Waste Ratios, improved Raw Material usage, improved machine output rates, packaging and shipment of Drug Product, test methods and quality practices.  In addition, each Party shall be entitled to provide suggestions for any improvement of the Manufacturing at any time, which the other Party shall consider in good faith.

3.4                               No Setoff or Suspension of Performance.

(a)         NuPathe. NuPathe shall not exercise any right of setoff, net-out or deduction, take any credit, or otherwise reduce the balance owed to LTS, in each case with respect to payments under Section 3.1 of this Agreement, unless otherwise expressly provided herein, the Parties otherwise agree, or until NuPathe has obtained a final determination under Section 12.1 against LTS in the amount asserted by NuPathe.

(b)         LTS. LTS shall not have the right to suspend performance (including without limitation refusing or withholding delivery of Drug Product) under this Agreement (i) unless and until LTS has obtained a final determination under Section 12.1 that NuPathe has materially failed to perform its obligations under this Agreement relating thereto, (ii) unless NuPathe has failed to pay an undisputed invoice for the Supply Price of Drug Product for longer than [**] days and does not pay such invoice within ten (10) business days following written notice from LTS, (iii) unless NuPathe has failed to timely pay undisputed invoices exceeding, in the aggregate, $[**] ($[**] in connection with delivery of Drug Product from Andernach) and does not pay such invoices within ten (10) business days following written notice from LTS; (iv) unless, following good faith discussions with NuPathe,  LTS, in its reasonable discretion, believes that continued performance would be in contravention of any Regulatory Requirement or other law; and (v) unless there is an infringement claim relating to the Drug Product, provided that, if LTS suspends performance pursuant to the immediately preceding subsection (iv) or (v), such suspension shall be deemed to be a Failure Event for which there shall be no Cure Period.

ARTICLE 4

QUALITY ASSURANCE/REGULATORY

4.1                               Quality Agreement.

(a)         The Parties agree that the Drug Product supplied by LTS hereunder is subject to the Quality Agreement. The Quality Agreement may be amended, modified

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and/or replaced, from time to time, by the mutual written agreement of the Parties.

(b)         Each Party shall comply with the Quality Agreement; provided, however, the provisions concerning the Parties’ responsibility and liability as set forth in this Agreement shall supersede any conflicting provisions in the Quality Agreement and in the event of a conflict between the terms in the Quality Agreement or any amendment thereof and this Agreement, the terms of this Agreement shall govern.

4.2                               Product Regulatory Information.

(a)         LTS shall provide NuPathe with Product Regulatory Information upon NuPathe’s request. NuPathe may disclose any and all Drug Product Regulatory Information to regulatory authorities in connection with obtaining and maintaining Marketing Approval for the NuPathe Patch worldwide.

(b)         To the extent that portions of the Product Regulatory Information constitute specific LTS’ manufacturing or TTS trade secrets not previously disclosed to NuPathe and involving confidential information of LTS or its customers, LTS may notify NuPathe and provide directly such portions of the Product Regulatory Information to the applicable regulatory authority in support of the regulatory filings of NuPathe and its designees (and if so elected, will diligently do so), and will grant NuPathe and its designees rights of reference to such filings made by LTS.

(c)          Except as set forth in this Section 4.2 or otherwise required by law, LTS shall not initiate direct correspondence with the FDA or other health regulatory agencies relating to the process of obtaining Marketing Approvals or any obtained Marketing Approvals for the Drug Product or the NuPathe Patch, without NuPathe’s  prior written consent.

4.3                               Changes.

(a)         Specifications.  No change in the Specifications may be made unless both Parties agree in writing thereto, such agreement not to be unreasonably withheld, conditioned or delayed.

(b)         Manufacturing Process.  Notwithstanding the foregoing, all changes to any aspect of the Manufacturing of the Drug Product must be made in accordance with the process outlined in the Quality Agreement.

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(c)          Costs. In the event of changes to the API and/or suppliers of the API, NuPathe shall be responsible and reimburse LTS for the costs associated with such changes. For any other material changes (e.g. a significant physical change/addition to the Commercial Equipment, Manufacturing process or test procedure), including those required by Regulatory Requirements, or those in connection with Raw Materials other than the API, the Parties shall meet and discuss in good faith a fair sharing of all costs and investments associated with such changes with the understanding that  neither Party  will be required to accept or implement a material change requested by the other Party unless and until an agreement between the Parties is made with respect to the payment of the costs associated with implementing such change.

4.4                               Compliance of Facilities.  All Drug Product supplied by LTS hereunder shall be Manufactured at the Facility. The Facility is and shall continue to be in compliance with Regulatory Requirements and shall be available for governmental inspection if any governmental authority or governmental organization so requests. Upon request, LTS shall promptly provide to NuPathe any certificate and/ or manufacturing authorizations issued by any such governmental authority or organization and shall promptly notify NuPathe in the event of any change in status with respect to such certificates or authorizations during the Term of this Agreement to the extent that it affects the Manufacturing of the Drug Product.

4.5                               Audit by NuPathe. NuPathe shall have the right to audit LTS, its Affiliates or agreed upon third parties supplying Raw Materials for compliance with the Manufacturing process for the Drug Product, the Quality Agreement and Regulatory Requirements at reasonable times and on reasonable notice.

4.6                               Regulatory Issues.  LTS and NuPathe will promptly notify each other (and in no event later than two (2) days after either Party obtains notice thereof) of any inspections, written notice of findings and/or actions by regulatory agencies or other enforcement bodies of or relating to the Facility and/or LTS processes which will directly affect the Drug Product or the Manufacture thereof, including forwarding any regulatory correspondence in connection thereto.  Where reasonably possible, LTS shall afford NuPathe the opportunity to be present at any such regulatory inspections at the Facility. LTS and NuPathe shall consult with each other in responding to any such inspections, written notice of findings, actions or communications from regulatory authorities that directly and specifically affect the Manufacture of the Drug Product, including by providing each other copies of any responses thereto for review and comment in advance of their submission to the regulatory agency, and use Commercially Reasonable Efforts to incorporate each Party’s comments therein, as appropriate.  Notwithstanding the foregoing, LTS shall have sole discretion over LTS’ responses to any regulatory agency action or correspondence directed toward LTS.

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4.7                               Documentation.

(a)         Certificates of Analysis. LTS shall provide a Certificate of Analysis to NuPathe for each shipment of Drug Product delivered hereunder.

(b)         Manufacturing and Testing.  LTS shall submit to NuPathe all Manufacturing and testing documents relating to any Batch of Drug Product ordered hereunder, including analyses with instrument conditions, within [**] business days of the completion of the Manufacturing process and associated testing with respect to any particular Batch of Drug Product; provided, however, that testing documentation related to microbiologic analyses shall be submitted within [**] days after completion.  In addition, LTS shall keep on file all books and records in connection with the Manufacture and testing of the Drug Product, including, but not limited to, those books and records relating to cross-over cleaning, process validation, installation qualification, operational qualification and cleaning validation for a minimum period of three  (3) years past the expiration date of the manufactured batch or, in the case of general records, such as equipment qualification and the like, for a minimum period of three (3) years past the expiration date of the last batch manufactured on said equipment.

(c)          Additional Documentation.  LTS shall promptly provide to NuPathe all documentation and information reasonably requested by NuPathe (a) in order to assist NuPathe in determining whether any delivery complies fully with the Specifications and the requirements of this Agreement; (b) in order to assist NuPathe in obtaining any and all Marketing Approvals necessary to market the NuPathe Patch; and/or (c) to enable NuPathe to comply with any Regulatory Requirements, or with a request by any governmental or regulatory authority.

(d)         Retention of Samples.  LTS shall properly retain and store appropriate samples (identified by Batch number) in accordance with Regulatory Requirements (collectively, the “Shipment Samples”) and shall provide NuPathe with reasonable access to such Shipment Samples for testing and other purposes upon NuPathe’s reasonable request

4.8                               Safety.  NuPathe shall be responsible for surveillance, receipt and evaluation of all product complaints concerning the NuPathe Patch in accordance with all laws and regulations applicable in the countries where NuPathe, its Affiliates or sub-licencees market the NuPathe Patch; provided, however, that each Party shall promptly advise the other of any safety or toxicity problem of which either Party becomes aware regarding the Drug Product, API, Raw Materials or the NuPathe Patch.

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In the event that the laws and regulations in certain countries require LTS, not NuPathe, to assume the obligations set forth above in this section,  then NuPathe shall be obliged to fulfill these obligations.

4.9                               Recalls.

(a)         To the extent (i) any governmental or regulatory authority issues a request, directive or order that the NuPathe Patch be recalled , or (ii) a court of competent jurisdiction orders a recall  of the NuPathe Patch, or (iii) NuPathe, in its sole discretion, after consultation with LTS, determines that the NuPathe Patch should be recalled for any reason, NuPathe shall have sole control over and conduct any recall unless otherwise required by appropriate law or regulation with regard to LTS. NuPathe shall be responsible for the costs of the recall except in the event the recall is the result of Defective Drug Productor LTS’s material breach of its representations, warranties or obligations under this Agreement, in which case, in addition to any other rights or remedies NuPathe may have hereunder, LTS shall reimburse NuPathe for the costs of the recall, provided, that  LTS’s total liability for  such costs shall not exceed  [**]; provided further, that the limitation of liability set forth in this Section 4.9 shall (i) be subject to LTS’s compliance with Section 10.2 of this Agreement and (ii) not apply in the event the recall is the result of LTS’s willful misconduct.

(b)         The occurrence of a recall due to Defective Drug Product and/or LTS’ willful misconduct or material breach of its representations, warranties or obligations under this Agreement shall be deemed to be an immediate Failure Event for which there shall be no Cure Period.

(c)          Notwithstanding the foregoing, in the event of any such recall, the Parties shall cooperate fully in the handling and disposition of such recall.

4.10                        Marketing Approvals.  NuPathe or its Affiliates shall be responsible for obtaining and maintaining Marketing Approvals of the NuPathe Patch and shall update LTS on a regular basis on obtained approvals.  If NuPathe reasonably requests LTS to undertake such activities, LTS shall use its Commercially Reasonable Efforts to support NuPathe’s efforts to obtain and maintain Marketing Approvals for the NuPathe Patch, provided, however, that NuPathe shall pay for all labor costs of such activities at the then current man-hour rates of LTS and reimburse LTS for third party costs incurred with respect thereto, in each case as requested by NuPathe.  NuPathe shall furnish LTS with all information in NuPathe’s possession, including any revisions to any regulatory filings or approvals that may reasonably affect the Manufacture of the Drug Product.

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4.11                        Stability Program.  If requested by NuPathe, LTS shall conduct an ongoing stability program for the Drug Product provided that acceptable terms are agreed upon by the parties pursuant to a separate agreement.

ARTICLE 5

LICENSES

5.1                               Grant of Licenses for Purpose of Agreement

(a)         NuPathe to LTS.  Subject to the terms and conditions of this Agreement, NuPathe hereby grants to LTS a non-exclusive, royalty-free right and license under NuPathe Intellectual Property for the sole purpose of Manufacturing the Drug Product for or on behalf of NuPathe in accordance with the terms of this Agreement.

(i)                                     Affiliates.  LTS shall have the right to have its Manufacturing obligations under this Agreement performed by its Affiliates; provided, that prior to the commencement of Manufacture of the Drug Product by an Affiliate, such Affiliate shall have received all necessary validations, inspections and regulatory approvals (at the sole cost and expense of LTS), and that LTS shall remain responsible for the performance of such Affiliate under this Agreement.  In furtherance of the foregoing, LTS shall also have the right to sublicense all or any portion of its rights granted under Section 5.1(a) to any of its Affiliates that is Manufacturing Drug Product pursuant hereto.

(b)         LTS to NuPathe.  LTS hereby grants  to NuPathe an exclusive, royalty-free license, including the right to sublicense, under LTS Intellectual Property to use, import, sell, market and distribute, have imported, sold, marketed or distributed the Drug Product and/or NuPathe Patch in the Territory, and, a non-exclusive, royalty-free license, including the right to sublicense under LTS’s Intellectual Property, subject to Sections 2.8 and 11.7 of this Agreement, to make or have made the Drug Product and/or the NuPathe Patch in the Territory through a Back-up Supplier (the “Back-up Supply License”) subject to the terms and conditions of this Agreement.

(i)                                     Sublicense.  NuPathe shall have the right to sublicense any of the rights granted under this Section 5.1(b) to (A) its Affiliates or (B) to a Back-up Supplier in connection with the exercise of its rights under Section 2.8 or 11.7.   In addition, NuPathe shall have the right to sublicense its rights under this Section 5.1(b) to those of NuPathe’s third party sublicensees that require such license rights

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for the use, sale, importation, distribution or marketing of the Drug Product and/or NuPathe Patch in the Territory; provided, that, subject to restrictions of confidentiality and non-use, LTS is informed of the identity of the potential sublicensee and the scope of rights that are being granted and those sublicensees maintain commercially reasonable product liability insurance coverage; and provided further that NuPathe shall remain responsible for complying, and for ensuring that its sublicensees comply, with the terms of this Agreement.

ARTICLE 6

INTELLECTUAL PROPERTY

6.1            Ownership of Intellectual Property.  Except as explicitly otherwise set forth in this Agreement, each Party shall continue to be the owner of its intellectual property , including, without limitation, confidential information, know-how, data, patents, trademarks or copyright (“Intellectual Property”). Neither Party is granted or assigned any rights in the other Party’s  Intellectual Property  of any description, existing or future, and whether directly or indirectly, except as expressly provided for in this Agreement.

6.2                               Ownership of Inventions.

(a)         LTS Owned. All Inventions (as that term is defined under US Patent law) developed by the Parties or by either Party under this Agreement (“Inventions”) solely relating to LTS Intellectual Property shall be owned by LTS (“LTS Inventions”). LTS may file patent applications for such LTS Inventions at its cost. Any compensation to an inventor under provisions of labor law shall be paid by the employer of that inventor. NuPathe hereby irrevocably assigns, and agrees to assign to LTS any right, title and interest it may have in and to the LTS Inventions, and shall assist LTS, upon reasonable request and at LTS’ sole expense, to secure or perfect any and all such rights.

(b)         NuPathe Owned. All Inventions solely relating to NuPathe Intellectual Property shall be owned by NuPathe (“NuPathe Inventions”). NuPathe may file patent applications for such NuPathe Inventions at its cost.  Any compensation to an inventor under provisions of labor law shall be paid by the employer of that inventor. LTS hereby irrevocably assigns, and agrees to assign to NuPathe all of its right, title and interest in and to NuPathe Inventions, and shall assist NuPathe, upon reasonable request and at NuPathe’s sole expense, to secure or perfect any and all such rights.

(c)    Jointly Owned. All other Inventions shall be the joint property of the Parties (“Joint Inventions”).  Either Party shall have the right to license Joint

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Inventions to a third party, provided, however, for so long as LTS is Manufacturing the Drug Product on behalf of NuPathe, (i)  LTS may not grant any license to a Joint Invention to any third party for use in connection with the manufacture, sale, marketing,  importation or distribution of any iontophoretic TTS containing sumatriptan; and (ii) except in connection the exercise of its Back-up Rights pursuant to Section 2.8 of this Agreement, NuPathe may not grant any license to such Joint Invention to any third party for use in connection with the manufacture of any iontophoretic TTS containing the sumatriptan.

6.3                               Prosecution of Patents Covering Inventions.

(a)         LTS Patents.  LTS shall promptly advise NuPathe of any LTS Invention affecting or relating to the Manufacture of the Drug Product. LTS shall have the right, but not the obligation, to file, prosecute and/or maintain any such patent or patent application but if LTS elects not to file, prosecute or maintain a Patent with respect to such LTS Invention  in any jurisdiction, it shall notify NuPathe at least thirty (30) days prior to the due date for any action or payment. NuPathe shall then have the right but not the obligation, to file, prosecute and/or maintain any such Patent.  If NuPathe elects to file, prosecute and maintain any such Patent in such jurisdiction, the expenses of such action shall be borne by NuPathe, LTS shall remain the owner of such Patent and  NuPathe shall have a non-exclusive, worldwide, royalty free, perpetual license, with the right to sublicense, such Patent to use, make, import, sell, market and distribute, and have made, imported, sold, marketed or distributed the Drug Product and/or NuPathe Patch and shall have the first right to enforce such Patents as they cover the Manufacture of the Drug Product and retain all revenues therefrom, notwithstanding Section 6.4 below, at its own expense.

(b)  Joint Patents

(i)             Each of LTS and NuPathe will promptly disclose to the other in writing any Invention that might, under the applicable patent laws, be patentable and constitute a Joint Invention that would be owned by, or jointly owned with, the other party pursuant to Section 6.2(c).  With respect to all Joint Patents (including amendments, continuations or continuations in part) related to Joint Inventions, the Parties shall determine which Party shall be responsible for filing, prosecuting, maintaining and defending such Joint Patents on behalf of both Parties (the “Responsible Party”) based on a good faith determination of the relative contributions of the Parties to the Invention and the relative level of interest of the Parties in the Invention. At least twenty (20) days prior to the contemplated filing of such Joint Patents, the

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Responsible Party shall submit a substantially completed draft of a Joint Patent application to the other Party and provide such Party with a reasonable opportunity to review and comment on any such documents prior to filing. The Responsible Party shall also promptly provide the other Party with copies of any substantive prosecution correspondence received directly or indirectly from a patent office or from local patent counsel assisting with patent prosecution of such applications and the other Party shall have an opportunity to review and comment on any response thereto. The Responsible Party will consider in good faith the other Party’s comments and suggestions with respect to Joint Patent applications and/or substantive prosecution correspondence and shall use its Commercially Reasonable Efforts to prepare, file, prosecute and maintain Joint Patents, in the Territory that provide the broadest possible coverage for the Drug Product and shall not take any actions that would lessen or minimize coverage without the other Party’s  prior written approval.

(ii)          Any Joint Patent shall be filed and registered in the name of LTS and NuPathe. Except as set forth below, the Parties shall share equally the costs of the preparation, filing, prosecution and maintenance of all Joint Patents.  If the Responsible Party does not wish to file, prosecute, maintain or defend any Joint Patent in a particular country, it shall grant the other Party any necessary authority to file, prosecute, defend and maintain such Joint Patent in the name of both Parties.  If either Party elects not to pay its portion of any shared costs for a Joint Patent, the other Party may proceed with such Joint Patent in its own name and at its sole expense, in which case the Party electing not to pay its share of costs shall assign its entire right, title and interest in and to such Joint Patent to the other Party and such Invention shall be treated as a sole Invention of the assignee.

6.4                               Third Party Infringement.

(a)         LTS Intellectual Property

(i)             Each Party agrees to promptly notify the other Party if it becomes aware of any third party’s product that infringes any LTS Intellectual Property covering the Manufacture of the Drug Product (an “Infringement”). LTS shall have the first right but not the obligation, to enforce its Intellectual Property against any Infringement and to control any such enforcement action (“Infringement Action”). LTS shall keep NuPathe informed of any proceedings of such enforcement. LTS agrees not to settle or otherwise terminate or delay its enforcement against any Infringement in a manner which would permit the third party to continue manufacturing and/or

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selling infringing products in the Territory in contravention of the exclusive license granted to NuPathe under Article 5 of this Agreement.    In any such Infringement Action, NuPathe, at the expense of LTS, agrees to use Commercial Reasonable Efforts to execute all papers and perform such other acts as may be reasonably necessary to maintain any Infringement Action brought in accordance with this Section (including giving legal consent for bringing a civil suit and agreeing to be named as a plaintiff or otherwise joined in a civil suit), and at NuPathe’s option and expense it may be represented by counsel of its choice.

(ii)          In the event LTS does not pursue an Infringement Action or drops any action against an alleged Infringement, then NuPathe shall have the right, but not the obligation, to enforce LTS Intellectual Property affecting or relating to  the Drug Product against such alleged Infringement. LTS agrees to use Commercially Reasonable Efforts to assist and cooperate with NuPathe in any enforcement by NuPathe under this Section 6.3, at NuPathe’s cost and expense.

(iii)         If LTS decides to enforce its Intellectual Property against Infringement and NuPathe permits LTS to claim damages incurred by NuPathe, then any proceeds from such enforcement of its Intellectual Property recovered from any such Infringement Action shall be divided between NuPathe and LTS as follows: [**], after first reimbursing LTS for its costs and attorney fees associated with the litigation.  In the event NuPathe is given the right to enforce LTS Intellectual Property against Infringement and LTS permits NuPathe to claim damages incurred by LTS, then any proceeds from such enforcement of LTS Intellectual Property recovered from any such Infringement Action shall be divided between to NuPathe and LTS as follows:  [**] of the total proceeds, after first reimbursing NuPathe for its costs and attorneys’ fees associated with the litigation.

(b)  Joint Inventions

(i)             In the event that a Party becomes aware of any infringement or possible infringement of any Joint Inventions, such Party shall promptly notify the other Party in writing regarding such infringing activity. Each Party shall have the right and authority, but not the obligation, to bring or defend an action involving claims or counterclaims for such infringing activity on its own upon at least thirty (30) days advance written notice to the other Party. However, if both Parties wish to participate in such action, the action shall be brought jointly by both Parties. Any action in which the Parties participate jointly shall be jointly controlled and each Party shall bear its own expenses and be entitled to any recoveries gained for its own

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damages; all other recoveries shall be equally shared between the Parties. Both Parties shall have a duty to cooperate reasonably with each other with regard to a joint action.

(ii)   In the event one Party chooses not to participate jointly in an action or similar legal recourse involving a Joint Invention, the other Party (the “Acting Party”) may do so at its own expense in its own name.  Any recoveries gained in such action or similar legal recourse shall first be used to reimburse the Acting Party for all costs, attorney’s fees and expenses incurred in connection with pursuing the action and recoveries gained for its own damages.  The remainder, if any, shall be equally shared between the Parties.

(iii)  Neither Party shall settle any action or similar legal recourse involving Joint Inventions without the prior written consent of the other Party, including but not limited to the grant of a license to a third party during any action and consent may not be unreasonably withheld.

(c)                                  Third Party Intellectual Property.  In the event of a suit or claim against one or more Parties alleging that the use of LTS Intellectual Property in connection with the Manufacturing of the Drug Product infringes the intellectual property rights of a third party, or a license fee due or claimed due to a third party as a result of the use of LTS Intellectual Property in connection with the Manufacture of the Drug Product, the Parties shall promptly notify each other of the situation and share the out-of-pocket expenses resulting from such situations (such out-of-pocket expenses shall be considered to include royalties and damages, as well as legal expenses and settlement payments) in the ratio of [**]% for NuPathe and [**]% for LTS except that LTS’s share of such costs shall not exceed [**]% of the  payments made to LTS by NuPathe  under this Agreement during the preceding [**] month period and LTS shall not be liable for any profits NuPathe made due to such alleged infringement, and that such sharing shall be the sole extent of LTS’ responsibility to NuPathe in connection with such suit, claim or license fee payment; provided, however, that the limitation of liability and indemnity set forth in this Section 6.4(c) shall not apply in the event of LTS’  willful misconduct.  NuPathe shall indemnify LTS with regard to any out-of pocket expenses in excess of the limits of LTS contribution described above for which LTS is, according to this  Section 6.4 (c), not liable.

6.5                               Cooperation. Each Party shall cooperate with the other Party at the other Party’s expense to execute all lawful papers and instruments, to make all rightful oaths and declarations, and to otherwise assist, including without limitation participating in enforcement actions, as may be necessary and reasonably requested, in the preparation and prosecution of any or all Patents regarding the Drug Product, and the enforcement thereof.

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ARTICLE 7

CONFIDENTIALITY

7.1                               Confidential Information. Except as expressly provided in this Article 7, each Party shall, during the term of this Agreement and for a period of ten (10) years thereafter, keep completely confidential and shall not use, put into production, publish nor otherwise disclose the Confidential Information received from the other Party under this Agreement. As used herein, “Confidential Information” means the terms of this Agreement as well as all information, including but not limited to data, know-how, formulas, processes, specifications, designs, financial and organizational information, mechanical equipment, technical information and/or trade secrets which have been or may hereafter be disclosed, directly or indirectly by a Party to the other Party, either orally, electronically or in writing, or through inspection as well as samples; except that Confidential Information shall not include information which the receiving Party can show by competent proof:

(a)         was, at the time of disclosure, in the public domain;

(b)         has subsequent to disclosure, become part of the public domain through no fault, act, omission, or violation by the receiving Party of the confidentiality obligations hereunder;

(c)          was, at the time of disclosure, in the possession of the receiving Party and not otherwise acquired, directly or indirectly, from the disclosing Party;

(d)         has been developed independently by the receiving Party without access to the Confidential Information of the disclosing Party; or

(e)      has subsequent to disclosure been obtained by the receiving Party from a third party, provided however, that it was not obtained by said third party, directly or indirectly, from the disclosing Party under any obligation of confidentiality.

7.2                               It is understood that a specific item of the Confidential Information shall not be deemed to be within the exceptions set forth in Section 7.1 above, if it is merely embraced by more general Confidential Information within one of such exceptions.

7.3                               Each receiving Party shall limit access to the Confidential Information from the disclosing Party to those of its officers, employees, advisors and consultants who need to know such Confidential Information for the purpose of this Agreement and who will be advised of the conditions of this Agreement. In case a receiving Party wishes to disclose Confidential Information to one of its consultants, it may only do so on a need to know basis and provided that such consultant agrees in writing to be bound to the terms of confidentiality and nonuse at least as stringent as those set forth in this Article 7.  Notwithstanding the foregoing, the Receiving Party shall continue to be responsible for

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any disclosure or use of Confidential Information by its consultants that is contrary to the terms of this Agreement.

7.4                           Neither Party shall use Confidential Information of the disclosing Party to contest or challenge any protected rights of, or applications for protection of rights by, the disclosing Party concerning such Confidential Information.

7.5                               Permitted Uses and Disclosures.

(a)         Performance of this Agreement. Each Party hereto may only use Confidential Information of the other Party as is reasonably necessary or to perform obligations hereunder or to exercise rights granted to it hereunder.

(b)         Disclosure to Certain Third Parties. Either party may disclose Confidential Information of the other to third parties in connection with sublicenses, strategic collaborations, equity or debt financing,  merger, acquisition, changes of control or other similar transactions (“Transactions”), for the sole purposes of enabling such third parties to conduct such Transactions and/or any diligence in connection with such Transactions. Prior to disclosing such Confidential Information  to a third party as described in this Section 7.5(b), the disclosing party shall first obtain a written confidentiality agreement with such third party containing terms and conditions at least as stringent as those set forth in this Article 7.

(c)          Legal Requirements or Governmental Filings. In addition, each Party may use and disclose Confidential Information of the other Party to the extent such use or disclosure is necessary in prosecuting or defending litigation in accordance with this Agreement, complying with applicable governmental laws or regulations, such as FDA or SEC regulations, or court order or otherwise submitting information to tax or other governmental authorities, in submissions to regulatory authorities, as a part of patent applications filed on inventions made under this Agreement, or as a part of applications for Marketing Approval; provided that if a Party is required by law to make any such disclosure, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the other Party of such disclosure and, except to the extent inappropriate in the case of patent applications or the like, will use Commercially Reasonable Efforts to secure confidential treatment of such information.

7.6                               Expiration or Termination of this Agreement. Upon any expiration or termination of this Agreement, each Party shall promptly return all Confidential Information of the other Party, provided however, that each Party may retain such Confidential Information as reasonably necessary to exercise rights hereunder or perform obligations hereunder that survive such expiration or termination, and each Party may

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retain one copy of the Confidential Information thereof in its legal files solely for archival purposes.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1                               General Warranties. Each Party represents and warrants to the other Party that it is a corporation duly organized and validly existing under the laws of the state or country of its incorporation, the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action, and it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Each Party warrants and represents to the other Party that it has not previously granted and will not grant any rights in conflict with the rights granted herein.

8.2                               LTS

LTS represents and warrants that:

(a)         Subject to the limited liability provisions set forth in this Agreement, the Drug Product delivered to the common carrier in accordance with Section 2.10  shall (i) be in conformity with the Specifications and (ii) be Manufactured in accordance with the Specifications, all Regulatory Requirements and the Quality Agreement.

(b)         Neither LTS nor any person employed by it to Manufacture the Drug Product (a) has been debarred or is the subject of a debarment pursuant to the Generic Drug Enforcement Act of 1992, amending the Federal Food, Drug and Cosmetic Act at 21 U.S.C. 335a, in connection with the Services, or (b) has a disqualification hearing pending or has been disqualified by the FDA pursuant to 21 C.F.R. § 312.70;

(c)          The Drug Product delivered to NuPathe will be free and clear of all liens and Encumbrances; and

(d)         After  investigation, to LTS’ knowledge, other than NuPathe’s Intellectual Property, LTS owns or controls all the Intellectual Property, including, without limitation,  LTS Intellectual Property,  necessary to Manufacture the Drug Product in accordance with the terms of this Agreement, has the full right, power and authority to grant the licenses granted to NuPathe hereunder and, after  investigation  to LTS’  knowledge, the use of LTS Intellectual Property does not infringe the rights of any third party.

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(e)          LTS will have (upon successful completion of the required activities according to the Equipment Funding Agreement concluded between LTS AG and NuPathe dated June 1, 2010) the capacity to Manufacture [**] million Units of Drug Product under this Agreement over any consecutive twelve (12) month period.

8.3                               NuPathe.  NuPathe acknowledges that it is responsible for obtaining and maintaining all Marketing Approvals, permits and licenses necessary or required for the sale or marketing of the NuPathe Patch in the Territory.

8.4                               Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE DRUG PRODUCT OR API SUPPLIED HEREUNDER, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE WARRANTIES GIVEN UNDER THIS AGREEMENT ARE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES EXPRESS OR IMPLIED.

Neither Party shall bind or purport to bind the other Party to any affirmation, representation or warranty with respect to any Drug Product to any third party, and any attempts to do so shall be null and void.

ARTICLE 9

INDEMNIFICATION/LIMITATION OF LIABILITY

9.1                               Indemnification by LTS.  LTS shall be liable for and shall  indemnify, defend and hold NuPathe, its directors, officers, employees, shareholders, agents and sublicensees (each a “NuPathe Indemnitee”) harmless from and against all liability, damage, loss, cost or expense (including reasonable attorney’s fees) resulting from any third party claims made or suits brought (each a “Claim”) against any NuPathe Indemnitee which arise from LTS’ breach of its representations,  warranties or agreements under this Agreement and/or the Manufacture, use or sale of Defective Drug Product,  to the extent [**], provided, however that the limitation of liability set forth in this Section 9.1 shall (i) be subject to LTS’s compliance with Section 10.2 of this Agreement, and (ii) not apply in the event of LTS’ willful misconduct.

9.2                               Indemnification by NuPathe.  NuPathe shall be liable, indemnify, defend and hold LTS, its managing directors, officers, employees, shareholders and agents (each an “LTS Indemnitee”) harmless from and against all Claims against any LTS Indemnitee which arise out of (a) the use, promotion, marketing, distribution, sale or use of the Drug Product and/or the NuPathe Patch, including, without limitation, product liability or strict

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liability, for which LTS is not liable according to Section 9.1; or (b) any breach of NuPathe’s representations and warranties hereunder.  In addition, in the event of any intellectual property infringement suit, claim or license fee demand regarding the Drug Product or NuPathe Patch, subject to Section 6.4(c), NuPathe will bear all of the risk, costs and expenses (including reasonable attorney fees) of defense of any suit, claim or license fee demands for  infringement directed at any aspect of the development, Manufacture, distribution, sale or use of the Drug Product or NuPathe Patch and shall be liable for all damages arising out of such infringement and shall fully indemnify LTS for such risk, costs, expenses and damages.

9.3                               Procedures.  The indemnified Party shall notify the indemnifying Party of any Claim or action giving rise to a liability within fifteen (15) days after receipt of knowledge of the Claim. If notice is not given within fifteen (15) days, the indemnifying Party shall maintain its obligation to indemnify unless such failure to timely notify has a material, adverse effect on the defense of the Claim. The indemnifying Party shall control the defense or settlement of the Claim and under such circumstances, the indemnified Party is not entitled to be indemnified for attorneys’ fees. However, the indemnifying Party shall not settle or compromise any such Claim or action in a manner that imposes any restrictions or obligations on the indemnified Party without the indemnified Party’s written consent. The indemnified Party shall cooperate reasonably, assist and give all necessary authority and reasonably required information to the indemnifying Party. The indemnified Party shall be entitled at its own expense to participate in the defense with its own counsel and at its own expense of any such Claim.

9.4                               Limitation of Liability.  Except with respect to indemnification claims according to Sections 9.1 and 9.2 related to third party claims and to cases of willful misconduct, neither Party shall be liable to the other for indirect, special or consequential damages, lost profits and/or punitive damages.

ARTICLE 10

INSURANCE

10.1                        NuPathe.  NuPathe shall obtain and shall maintain during the term of this Agreement product liability insurance with respect to the NuPathe Patch providing for commercially reasonable coverage consistent with industry standards considering the nature and characteristics of the NuPathe Patch; provided that, in no event shall such coverage amount be less than $[**] or, upon achievement of sales by NuPathe of [**] units of the NuPathe Patch in a calendar year, less than $[**].  At LTS’ request during the term of this Agreement or any renewal term, NuPathe shall provide LTS NuPathe’s then current certificate of insurance.

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10.2                        LTS.  Exhibit E hereto contains a true and correct description of the insurance policies maintained by LTS as of the Effective Date and the exclusions applicable thereto.  LTS shall, during the term of this Agreement and for such period thereafter as necessary to cover the insured risks, (a) use its Commercially Reasonable Efforts to  maintain such insurance policies for coverage of LTS’ liabilities under this Agreement or obtain and maintain replacement insurance policies in amounts not less than the insurance policies maintained by LTS as of the Effective Date and subject to exclusions not broader than those to which the insurance policies maintained by LTS as of the Effective Date are subject and (b) take all necessary actions to secure coverage under such policies for its liabilities under this Agreement.  LTS shall notify NuPathe promptly, in writing, of any material change to its insurance policies or coverage, other than an increase in limits of liability. At NuPathe’s request during the term of this Agreement or any renewal term, LTS shall provide NuPathe with Certificates of  LTS’ then current  insurance policies identified in this Section 10.2.

10.3                        The occurrence of a recall or third party claim due to Defective Drug Product and/or LTS’s wilful misconduct or material breach of its representations, warranties or obligations under this Agreement that is not fully covered by LTS’s insurance shall be deemed to be an immediate Failure Event for which there shall be no Cure Period.

ARTICLE 11

TERM/TERMINATION/CROSS DEFAULT

11.1                        Term.  This Agreement shall become effective as of the Effective Date and shall continue, subject to its termination or extension in accordance with the terms of this Section 11, for a period of five (5) years from the date of delivery of the first Firm Order by LTS hereunder . Unless sooner terminated in accordance with the provisions set forth herein, this Agreement shall be automatically renewed for successive terms of two (2) years each, subject to termination by either Party upon written notice to be given not less than two (2) years prior to the end of the initial term or any renewal term.

11.2                        Termination for Breach.  Either Party may terminate this Agreement upon ninety (90) days prior written notice to the other Party upon the material breach by the other Party of any of its obligations under this Agreement; provided, however, that such termination shall become effective only if the other Party shall fail to remedy or cure the breach within such ninety (90) day period.

11.3                        NuPathe Termination Rights.  Upon the occurrence of (a) three or more Failure Events in any 12 month period pursuant to Section 2.8(b), (b) a recall or third party claim resulting from Defective Drug Product, LTS’s willful misconduct or material breach of its representations, warranties or obligations under this Agreement that is not fully covered by LTS’ insurance, or (c) the suspension of performance by LTS pursuant to Section 3.4(b)(iv) or (v), NuPathe may terminate this Agreement in addition to or in lieu of the exercise of its Back-Up Rights, where applicable.

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11.4                        LTS Termination Rights.  If NuPathe does not deliver Purchase Orders for at least the Minimum Annual Requirement during a calendar year, LTS may terminate this Agreement by delivering written notice to NuPathe within 30 days after the end of such calendar year, such termination to be effective as of December 31 of the year in which notice of termination is delivered (i.e., if the Minimum Annual Requirement is not satisfied in 2016 and notice of termination is timely delivered by LTS, the Agreement shall terminate effective December 31, 2017).

11.5                        Survival.  Any terms of this Agreement which by their nature extend beyond its performance, expiration or termination (including, without limitation, Sections, 2.12, 4.2, 4.7, 4.8, 4.9, 5.1 (b) (including the Back-up Supply License and the right to sublicense), 5.1(c), 6.2-6.5, this Section 11 and Articles 7, 8, 9, 10, 11, and 12 shall survive any termination or expiration of this Agreement, however caused.

11.6                        Accrued Obligations.  Except where explicitly provided elsewhere herein, termination of this Agreement for any reason, or expiration of this Agreement, will not affect obligations, including, without limitation, the payment of amounts which have accrued as of the date of termination or expiration of this Agreement.

11.7                        Continuing Obligations

(a)         Upon termination of this Agreement by NuPathe pursuant to Section 11.2 or 11.3 or by LTS other than pursuant to Section 11.2 hereof, in order to enable NuPathe to manufacture or have manufactured and commercialize the Drug Product and/or NuPathe Patch, LTS shall promptly, following NuPathe’s request, provide to NuPathe or its Back-up Supplier, at a compensation to be agreed upon between the parties (based upon actual man-hours to be expended with regard to assistance), the Technical Information and such additional information and assistance a manufacturer would reasonably require to Manufacture the Drug Product and transfer ownership and possession of the Commercial Equipment to NuPathe or its designee or, in lieu thereof if requested by NuPathe , refund the book value of the Commercial Equipment (i.e. purchase price minus cumulative depreciation costs); provided however, that with respect to a termination of this Agreement by LTS pursuant to Section 11.4, NuPathe may not elect to receive a refund of the value of the Commercial Equipment.  In addition, under such circumstances, LTS grants to NuPathe, a royalty-free license, including the right to sublicense under the necessary LTS Technical Information and LTS Intellectual Property to use, import, sell, market and distribute, have imported, sold, marketed or distributed the Drug Product and/or NuPathe Patch in the Territory and to make or have made the Drug Product and/or the NuPathe Patch in the Territory.

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(b)         Upon termination of this Agreement by NuPathe pursuant to Section 11.2 or 11.3 LTS may, at the option of NuPathe, be required to supply all Firm Orders which were placed prior to the effective date of termination in accordance with the applicable Supply Price set forth herein.  In addition, NuPathe shall reimburse LTS for any purchases of Raw Materials in accordance with the terms of this Agreement where LTS has paid or has incurred a non-cancelable commitment to pay for such Raw Materials. If NuPathe doesn’t require delivery of all Firm Orders which were placed prior to the effective date of the termination then NuPathe shall reimburse LTS for finished Products and works in progress relating to such Firm Orders.

(c)          Upon termination of this Agreement by LTS pursuant to Section 11.2 or 11.4, LTS may, at its option, elect to complete all Firm Orders of the Drug Product which were placed by NuPathe or its sublicensees prior to the effective date of termination in accordance with applicable Supply Price set forth herein.  In addition, NuPathe shall reimburse LTS for any purchases of Raw Materials in accordance with the terms of this Agreement where LTS has paid or has incurred a non-cancelable commitment to pay for such Raw Materials and works in progress related to Firm Orders, provided, however, that if LTS elects not to complete Firm Orders pursuant to this Section 11.7(c), NuPathe shall not be required to reimburse LTS for finished Products for works in progress related to such Firm Orders

11.8                        Cross-Default.  In the event a Party terminates the E-Patch Supply Agreement pursuant to section 11.2, 11.3 or 11.4 thereof, such Party shall also be entitled to simultaneously terminate this Agreement (such termination to be considered a termination of this Agreement pursuant to Section 11.2, 11.3 or 11.4 hereof, respectively).

ARTICLE 12

MISCELLANEOUS

12.1                        Dispute Resolution.

(a)         Disputes. The Parties shall attempt in good faith to resolve promptly any dispute arising out of or relating to this Agreement by negotiation. If the matter cannot be resolved in the normal course of business, either Party shall give to the other Party written notice of any such dispute not resolved, after which the dispute shall be referred to the principal executive officers of both Parties or their designees who shall likewise attempt to resolve the dispute. If the dispute has not been resolved by negotiations within ten (10) days of such written notice, each Party may have the dispute arbitrated in accordance with Section 12.1(b) below.

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(b)         Arbitration. Any dispute or claim arising out of or in connection with this Agreement or the performance, breach or termination thereof, shall be finally settled by binding arbitration under the rules of arbitration of the International Rules of the American Arbitration Association in effect at the time the dispute arises, unless the Parties mutually agree otherwise. There will be a panel of three (3) arbitrators appointed in accordance with said rules. The decision and/or award rendered by the arbitrators shall be written, final and non-appealable, and judgment on such decision and/or award may be entered in any court of competent jurisdiction. The arbitral proceedings and all pleadings and evidence shall be in the English language. Any evidence originally in a language other than English shall be submitted with an English translation accompanied by an original or true copy thereof. The place of arbitration shall be in New York, NY, USA. The costs of any arbitration, including administrative fees and fees of the arbitrator(s), shall be shared equally by the Parties, unless otherwise determined by the arbitrator(s). Each Party shall bear the cost of its own attorneys’ and expert fees.

(c)          Restraining Order. The dispute resolution procedures set forth herein shall not limit a court from granting a temporary restraining order or a preliminary injunction in order to preserve the status quo of the parties pending arbitration or to protect a Party’s trademark or confidential or proprietary information.  Further, the arbitrator shall have power to enter such orders by way of interim award, and such orders shall be enforceable in court

(d)         THE UNDERSIGNED PARTIES ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED AND AFTER CONSULTING WITH COUNSEL, KNOWINGLY AND VOLUNTARILY WAIVE ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT AND ANY AGREEMENT CONNECTED THERETO.

12.2                        Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New Jersey, United States of America (including U.S. federal law), without regard to conflict of laws principles.

12.3                        Assignment. Neither Party shall have the right to assign this Agreement or its rights hereunder without a prior written consent of the other Party; provided, however, that no consent is required in connection with a sale or transfer of all or substantially all of the assets, securities or business of the assigning Party whether by sale, merger, operation of law, reincorporation or otherwise.

12.5                        Independent Contractors. The relationship of LTS and NuPathe established by this Agreement is that of independent contractors. Nothing in this Agreement shall be

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construed to create any other relationship between LTS and NuPathe. Neither Party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Parties.

12.6                        English Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions of this Agreement in any other language shall not be binding on the Parties hereto. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

12.7                        Notices. Any notice or other communication required or permitted by this Agreement shall be made in writing and given by hand delivery, by prepaid certified or registered mail, return receipt requested, or by next day or overnight mail or international courier with tracking capabilities and shall be deemed to have been given on the date received by the addressee at the following address or such other address as may from time to time be designated to the other Party in writing:

If to LTS:

LTS Lohmann Therapy Systems Corp.

21 Henderson Drive

West Caldwell, NJ 07006

Attn:  Associate General Counsel

If to NuPathe:                        NuPathe Inc.

7 Great Valley Parkway, Suite 300

Malvern, PA  19355

U.S.A.

Attn:  General Counsel

12.8                        Compliance with Law. Each Party shall comply with all applicable national and local laws and regulations in connection with its activities pursuant to this Agreement.

12.9                        No Waiver. A waiver, express or implied, by either LTS or NuPathe of any right under this Agreement or of any failure to perform or breach hereof by the other Party hereto shall not constitute or be deemed to be a waiver of any other right hereunder or of any other failure to perform or breach hereof by such other Party, whether of a similar or dissimilar nature thereto.

12.10                 Severability. If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement, and the remainder of this Agreement shall remain in full force and effect.

12.11                 Entire Agreement. This Agreement, together with the Amendments and Exhibits, constitute the entire understanding and agreement between the Parties as of the

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Effective Date with respect to the subject matter hereof and supersedes any and all prior and contemporaneous negotiations, representations, agreements, and understandings, written or oral, that the Parties may have reached with respect to the subject matter hereof. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of each of the Parties hereto.

12.12                 Article and Section Headings, Language and Construction. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references in this Agreement to “Articles,” “Sections” and “Exhibits” refer to the articles, sections and exhibits of this Agreement. The words “hereof,” “herein” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any subdivision contained in this Agreement. The words “include” and “including” when used herein are not exclusive and mean “include, without limitation” and “including, without limitation,” respectively. This Agreement has been negotiated by the Parties and their respective counsel. Accordingly, this Agreement will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party.

12.13                 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Any photocopy, scanned copy or facsimile of this Agreement, or of any counterpart, shall be deemed the equivalent of an original.

12.14                 Force Majeure.  Except as otherwise expressly set forth in this Agreement, neither Party will have breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including, without limitation, fire, floods, embargoes, shortages, epidemics, quarantine, war, acts of war, insurrections, riots, civil commotion, strikes, act of God or acts, omissions, or delays in acting, by any governmental authority (“force majeure”).  If a Party is affected by a force majeure event, such Party shall promptly provide notice to the other Party, explaining the nature, details and expected duration of the force majeure event.  The affected Party shall provide the other Party with reasonable updates and advise when the affected Party expects to resume performance in whole or in part of its obligations under the Agreement.  A Party affected by a force majeure event will use its best efforts to remedy, remove or mitigate such event.  Upon termination of the event of force majeure, the performance of any suspended obligation shall recommence.

12.15                 No Benefit to Third Parties.  The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring rights on other persons.

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12.16                 Limited Exclusivity.  Prior to [**] and continuing each year thereafter during the term of this Agreement for so long as NuPathe delivers Purchase Orders for at least the Minimum Annual Requirement for the then most recently completed calendar year, LTS shall not, directly or indirectly, develop or assist in the development, regulatory approval or pre-approval manufacturing of an iontophoresis TTS containing sumatriptan for itself or a third party.  For purposes of clarity, in the event NuPathe fails to deliver Purchase Orders in calendar year [**] (or any future calendar year) for at least the Minimum Annual Requirement, the foregoing restriction shall cease to apply for all future years regardless of the amount of Purchase Orders delivered in such future years.  Except as set forth above, nothing in this Agreement shall prohibit LTS from developing any product independently or in cooperation with any third party or from manufacturing any product for third parties, provided that such development and/or manufacture does not involve the use of any NuPathe Intellectual Property, NuPathe Know-How and/or any NuPathe Confidential Information.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement on the dates set forth below.

LTS Lohmann Therapy-Systems Corp.		NuPathe Inc.

By:	/s/ Joachim Franke	By:	/s/ Terri Sebree
Name:	Joachim Franke	Name:	Terri Sebree
Title:	CEO	Title:	President

By:	/s/ Richard Ragula
Name:	Richard Ragula
Title:	VP - Quality and Regulatory

As parent company to LTS and solely for the purpose of granting the licenses to LTS Intellectual Property as provided under, and subject to, the terms of this Agreement to NuPathe:

LTS Lohmann Therapie-Systeme AG

By:	/s/ Ulrich Sielaff
Name:	Ulrich Sielaff
Title:	General Counsel

By:	/s/ Joerg Mayer
Name:	Joerg Mayer
Title:	Head of Business Development, Europe

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EXHIBIT A

API SPECIFICATIONS

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EXHIBIT B

COMMERCIAL EQUIPMENT

All machinery and equipment necessary for the Manufacture of commercial supplies of the Drug Product as more fully set forth in:

•                  the Equipment Funding Agreement, dated June 1, 2010, between NuPathe and LTS AG, providing for the funding of Commercial Equipment (as defined therein) by NuPathe;

•                  the Amendment to Equipment Funding Agreement, dated January 18, 2013, between NuPathe and LTS AG, providing for the funding of Additional Commercial Equipment (as defined therein) by NuPathe; and

•                  the Letter Agreement, dated January 23, 2013 between NuPathe and LTS, providing for the funding of E-card Tray Systems (as defined therein) by NuPathe;

in each case, including any alterations, improvements or other modifications thereto occurring before or after the date hereof.

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EXHIBIT C

SPECIFICATIONS

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EXHIBIT D

SUPPLY PRICE

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EXHIBIT E

LTS INSURANCE

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